UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):
March 31, 2010

MEDPRO SAFETY PRODUCTS, INC.
(Exact Name of Registrant as Specified in its Charter)

Nevada	000-52077	91-2015980
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employee Identification No.)

817 Winchester Road, Suite 200
Lexington, KY 40505
(Address of Principal Executive Offices) (Zip Code)

(859) 225-5375
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On March 31, 2010, MedPro Safety Products, Inc. increased the outstanding principal balance of its bridge loan from Vision Opportunity Master Fund (“VOMF”) by $450,000 to $1,300,000.  All principal and interest is due and payable on June 30, 2010.  In consideration, we issued to VOMF a warrant to purchase 112,500 shares of our common stock at $4.00 per share. The warrant has a five-year term expiring on March 31, 2015. The warrant provides that the warrant price will adjust if specified corporate transactions occur, including a provision that if we issue any additional shares of common stock at a price per share less than $4.00 (or the adjusted warrant price then in effect) or without consideration, then the warrant price will adjust to the price per share paid for the additional shares of common stock upon each such issuance.

On April 1, 2010, we also amended our credit agreement with Fifth Third Bank to modify a covenant.  We agreed to maintain a cash balance with the lender equal to the lesser of $750,000 or one-half of the declining balance of the term loan, measured on the first day of each month after applying the current payment.  Default is defined as not meeting the covenant on the first of a month or not making a payment of principal and interest on time.  We also agreed to pay off the term loan if we issue new equity.  The terms of the prior loan covenant will return to effect 180 days after April 1, 2010.  The prior covenant dated June 30, 2009, required us to maintain a minimum balance with the lender equal to the amount of the debt.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

10.1	Sixth amendment to credit agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

MEDPRO SAFETY PRODUCTS, INC.

Dated: April 1, 2010	By:	/s/ Walter W. Weller
Walter W. Weller
President and Chief Operating Officer